Exhibit 99.1

Dex One Receives Continued Listing Standard Notice From the NYSE

CARY, N.C.--(BUSINESS WIRE)--October 11, 2011--Dex One Corporation (NYSE: DEXO) announced that it received notification yesterday from the New York Stock Exchange (NYSE) that its average closing share price over a consecutive 30 trading-day period fell below the NYSE’s minimum continued listing standard of $1.00 per share. Under NYSE rules, Dex One has until its next annual meeting of stockholders in May 2012 to satisfy the average share price requirement. Dex One has notified the NYSE that it will take steps to cure this deficiency within the prescribed timeframe. Until then, the company’s shares will continue to be listed and traded on the NYSE, subject to compliance with other NYSE continued listing standards.

About Dex One Corporation

Dex One Corporation (NYSE: DEXO) is a leading marketing solutions provider helping local businesses and their customers connect wherever and whenever they choose to search. Building on its heritage of delivering print-based solutions, the company provides integrated products and services to help its clients establish their digital presence and generate leads. Dex One’s locally based marketing experts offer a broad network of local marketing solutions including online, mobile and print search solutions, such as DexKnows.com. For more information, visit www.DexOne.com.

Safe Harbor Provision

Certain statements contained in this press release regarding Dex One Corporation’s future operating results, performance, business plans, prospects, guidance and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All forward-looking statements reflect only Dex One Corporation’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to Dex One Corporation. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause Dex One Corporation’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

CONTACT:
Dex One Corporation
Media Contact:
Chris Hardman, 303-784-1351
chris.hardman@dexone.com
or
Investor Contact:
Jamie Andelman, 800-497-6329
invest@dexone.com